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                                                              File No. 070-10128


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM U-1/A

                         POST-EFFECTIVE AMENDMENT NO. 11
                                       TO
                             APPLICATION/DECLARATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002

                  (Name of companies filing this statement and
                    address of principal executive offices)

                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002

 (Name of top registered holding company parent of each applicant or declarant)

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                                 Rufus S. Scott
    Vice President, Deputy General Counsel and Assistant Corporate Secretary
                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002
                                 (713) 207-7451


                    The Commission is also requested to send copies of any communications in connection with this matter to:


James R. Doty, Esq.                             Margo S. Scholin, Esq.
Joanne C. Rutkowski, Esq.                       Baker Botts L.L.P.
Baker Botts L.L.P.                              3000 One Shell Plaza
The Warner                                      Houston, Texas 77002-4995
1299 Pennsylvania Avenue, N.W.                  (713) 229-1234
Washington, D.C. 20004-2400
(202) 639-7700

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                                TABLE OF CONTENTS

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
ITEM 1.  DESCRIPTION OF POSSIBLE TRANSACTION...............................1
         A.  REQUESTED AUTHORIZATION.......................................1
         B.  BACKGROUND....................................................1
ITEM 2.  FEES, COMMISSIONS AND EXPENSES....................................2
ITEM 3.  APPLICABLE STATUTORY PROVISIONS...................................3
         A.  APPLICABLE PROVISIONS.........................................3
         B.  RULE 54 ANALYSIS..............................................3
ITEM 4.  REGULATORY APPROVAL...............................................3
ITEM 5.  PROCEDURE.........................................................3
ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS.................................4
         A.  EXHIBITS......................................................4
         B.  FINANCIAL STATEMENTS..........................................4
ITEM 7.  INFORMATION AS TO ENVIRONMENTAL EFFECTS...........................4
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ITEM 1. DESCRIPTION OF POSSIBLE TRANSACTION

A.   Requested Authorization

         CenterPoint Energy, Inc. ("CenterPoint" or the "Applicant") hereby files this Post-Effective Amendment No. 11, asking the Commission to modify the authority granted under the order dated June 30, 2003 (HCAR No. 27692 (the "Omnibus Financing Order")) to reflect the implementation of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity."

B.   Background

1.   Existing Authority

         In connection with the Omnibus Financing Order, CenterPoint advised the Commission that financing entities that were indirect subsidiaries of CenterPoint had issued $725 million of trust preferred securities. The Omnibus Financing Order authorized CenterPoint to issue or sell preferred stock and preferred securities (including trust preferred securities) and equity-linked securities in an incremental amount of $250 million such that the total outstanding amount of CenterPoint preferred stock and preferred and equity-linked securities will not exceed $975 million at any one time outstanding through June 30, 2005 (the "Authorization Period").

         CenterPoint had requested that the Commission authorize the issuance of external debt in an amount not to exceed $5.847 billion at any one time outstanding during the Authorization Period. The Omnibus Financing Order reserved jurisdiction over the issuance of $478 million in incremental external debt securities. CenterPoint is currently authorized to issue external debt in an amount not to exceed $5.369 billion at any one time outstanding during the Authorization Period.

         CenterPoint is asking the Commission to modify this authority to reflect the implementation of SFAS No. 150, as discussed below.

2.   SFAS No. 150

         In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Effective July 1, 2003, upon the adoption of SFAS No. 150, CenterPoint reclassified $725 million of trust preferred securities as long-term debt and began to recognize the dividends paid on the trust preferred securities as interest expense. Prior to July 1, 2003, the dividends were classified as "Distribution on Trust Preferred Securities" in the Statements of Consolidated Operations. Additionally, $19 million of debt issuance costs previously netted against the balance of the trust preferred securities was reclassified to unamortized debt issuance costs. SFAS No. 150 does not

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permit restatement of prior periods. The adoption of SFAS No. 150 did not impact the Company's income from continuing operations, net income or earnings per share.

     3.   Request for Relief

         By reason of the accounting change described above, CenterPoint reclassified $725 million of trust preferred securities as long-term debt.(1) This change does not affect the ability of CenterPoint to achieve a consolidated equity capitalization of 30% or more by year-end 2006. It does, however, require that the authorization granted under the Omnibus Financing Order be increased from $5.847 billion to $6.572 billion to reflect the change in characterization from trust-preferred securities to long-term debt. Accordingly, CenterPoint asks the Commission to issue an order in File No. 70-10128 clarifying the company's financing authority as follows:

          CenterPoint is hereby authorized to issue or sell preferred stock and preferred securities (including trust preferred securities) and equity-linked securities in an incremental amount of $250 million such that the total outstanding amount of CenterPoint preferred stock and preferred and equity-linked securities will not exceed $250 million at any one time outstanding during the Authorization Period.

          CenterPoint had requested that the Commission authorize the issuance of external debt in an amount not to exceed $6.572 billion at any one time outstanding during the Authorization Period. The Omnibus Financing Order reserved jurisdiction over the issuance of $478 million in incremental external debt securities. CenterPoint is currently authorized to issue external debt in an amount not to exceed $6.094 billion at any one time outstanding during the Authorization Period. The Commission continues to reserve jurisdiction over CenterPoint's request to issue up to $478 million in incremental external debt, pending completion of the record.


ITEM 2. FEES, COMMISSIONS AND EXPENSES.

         The fees, commissions and expenses paid or incurred or to be incurred in connection with this Amendment are estimated to be $20,000, plus the fees paid in connection with the proposed refunding transactions.


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     (1) $250 million of the trust preferred securities that were reclassified as long-term debt pursuant to SFAS No. 150 were redeemed in January 2004. Currently, $475 million of such securities are outstanding.


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ITEM 3. APPLICABLE STATUTORY PROVISIONS.

A.   Applicable Provisions

         Sections 6(a) and 7 of the Act and Rule 54 thereunder are considered applicable to the proposed transactions. To the extent that the proposed transactions are considered by the Commission to require authorizations, exemption or approval under any section of the Act or the rules and regulations thereunder other than those set forth above, request for such authorization, exemption or approval is hereby made.

B.   RULE 54 ANALYSIS.

         The proposed transactions are subject to Rule 54 under the Act, which refers to Rule 53. Rule 54 under the Act provides that in determining whether to approve certain transactions other than those involving exempt wholesale generators ("EWGs") or foreign utility companies ("FUCOs"), as defined in the Act, the Commission will not consider the effect of the capitalization or earnings of any Subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) under the Act are satisfied. CenterPoint has qualified Texas Genco, LP as an EWG but does not intend to seek any long-term financing authority in connection therewith.

         As a result of the Restructuring authorized in the order dated July 5, 2002 (HCAR No. 27548 (the "July Order")) (as such term is defined in the July Order), CenterPoint had negative retained earnings as of December 31, 2003, and so is not in compliance with Rule 53(a)(1). CenterPoint complies with, and will continue to comply with, the record-keeping requirements of Rule 53(a)(2) under the Act, the limitation under Rule 53(a)(3) under the Act on the use of domestic public-utility company personnel to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) under the Act concerning the submission of copies of certain filings under the Act to retail regulatory commissions. Further, none of the circumstances described in Rule 53(b) under the Act has occurred or is continuing. Rule 53(c) under the Act is by its terms inapplicable to the transactions proposed herein that do not involve the issue and sale of securities (including guarantees) to finance an acquisition of an EWG or FUCO.

ITEM 4. REGULATORY APPROVAL.

         No state or federal commission other than the Commission has jurisdiction with respect to any of the proposed transactions described in this Amendment.

ITEM 5. PROCEDURE.

         The Applicants request that the Commission's order be issued as soon as possible, and that there should not be a 30-day waiting period between issuance of the Commission's order and the date on which the order is to become effective. The Applicants hereby waive a recommended decision by a hearing officer or any other responsible officer of the Commission and consent that the Division of Investment Management may assist in the preparation of the Commission's decision and/or order, unless the Division opposes the matters proposed herein.


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ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS.

A.   EXHIBITS.


B.   FINANCIAL STATEMENTS.

FS-2 Consolidated Balance Sheets of CenterPoint as of December 31, 2003 and Statements of Consolidated Income and Statements of Consolidated Cash Flows for the nine months ended December 31, 2003 (incorporated by reference to CenterPoint's Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-31447)).

ITEM 7. INFORMATION AS TO ENVIRONMENTAL EFFECTS

         The proposed transaction involves neither a "major federal action" nor "significantly affects the quality of the human environment" as those terms are used in Section 102(2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec. 4321 et seq. No federal agency is preparing an environmental impact statement with respect to this matter.

SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the Applicants have duly caused this Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

Date:  July 15, 2004

CENTERPOINT ENERGY, INC.
and its Subsidiaries

By:  /s/ Rufus S. Scott
     ---------------------------
     Rufus S. Scott
     Vice President, Deputy General Counsel and Assistant Corporate Secretary CenterPoint Energy, Inc.


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